UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 21, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren, Chicago, Illinois, 60605 on Tuesday, April 29, 2008, at 9:00 a.m. Central Time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear
Chairman of the Board and
Chief Executive Officer

30 S. Wacker
Chicago, Illinois 60606

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON APRIL 29, 2008.

The Proxy Statement is available at
www.navigantconsulting.com/2008proxystatement and the Annual Report on Form 10-K is available at www.navigantconsulting.com/2008annualreport.

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren, Chicago, Illinois 60605 on Tuesday, April 29, 2008 at 9:00 a.m. Central Time. The purposes of the meeting are to:

1. Elect two Directors to our Board of Directors to serve for a term of three years;

2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008; and

3. Transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 3, 2008, you are entitled to notice of and to vote at the Annual Meeting.

IMPORTANT

Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed Navigant Consulting, Inc.’s 2007 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement, with this notice of Annual Meeting.

By order of the Board of Directors,

Richard X. Fischer
Secretary

Chicago, Illinois
March 21, 2008

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING
www.proxyvote.com
OR
MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

Navigant Consulting, Inc.
30 S. Wacker
Chicago, Illinois 60606

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about March 21, 2008 in connection with the solicitation of proxies by the board of directors for the 2008 annual meeting of shareholders being held on April 29, 2008.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the annual meeting?

A:	At the 2008 annual meeting of our shareholders, our shareholders are asked to:

•	elect two directors to our board of directors for a term of three years (see page 3);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2008 (see page 32); and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on March 3, 2008 are entitled to vote at the annual meeting. Each outstanding share of common stock has one vote. There were 48,168,108 shares of common stock outstanding as of the close of business on March 3, 2008.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered shareholder” and can vote in person at the annual meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered shareholder, you may vote by telephone or through the Internet by following the instructions attached to your proxy card. If you are a street-name shareholder, your broker or other nominee has enclosed or provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the corporate secretary at Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, IL 60606, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by the corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered shareholders may contact our transfer agent, LaSalle Bank National Association, 135 South LaSalle Street, Chicago, Illinois 60603. Street-name shareholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Navigant Consulting 401(k) Savings Plan. We refer to this plan as the “401(k) Plan.” If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the board of directors. If you do not vote shares that you hold through the 401(k) Plan by 11:59 p.m. Eastern time on the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way other participants in your 401(k) Plan vote their shares.

Q:	What makes a quorum?

A:	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the annual meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1:  The two nominees for director receiving the most votes will be elected.

Item 2:  The appointment of auditors will be ratified if the total votes cast for the proposal exceed the total votes against the proposal.

Abstentions from voting on a particular matter, and shares held in “street name” by brokers or other nominees that are not voted (so-called “broker non-votes”), including because the broker or nominee does not have discretionary authority to vote those shares as to a particular matter, will not be counted as votes either for or against that matter, and will also not be counted as votes cast or shares voting on that matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on Item 1 or Item 2, although those shares will count for quorum purposes. Abstentions from voting for one or more director nominees will result in the respective nominees receiving fewer votes, but will not count as votes against a nominee.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the close of business on March 3, 2008 may attend. Seating and parking are limited and admission is on a first-come basis. Each shareholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of our common stock as of the close of business on March 3, 2008.

Q:	Who bears the expense of this proxy statement?

A:	We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

“NAVIGANT” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. is not affiliated, associated, or in any way connected with Navigant International, Inc. and Navigant Consulting, Inc.’s use of “NAVIGANT” is made under license from Navigant International, Inc.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors is divided into three classes, with a class of directors elected each year for a three-year term. At the annual meeting two directors, Mr. William M. Goodyear and Ms. Valerie M. Jarrett, have been nominated for election to the board of directors. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Their term will expire at our annual meeting of shareholders to be held in 2011. The persons named as proxies will vote for Mr. Goodyear and Ms. Jarrett for election to the board of directors unless the proxy card is marked otherwise.

If either Mr. Goodyear or Ms. Jarrett becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the board of directors. The board of directors knows of no reason why either Mr. Goodyear or Ms. Jarrett should be unable or unwilling to serve.

The board of directors recommends that shareholders vote “FOR” Mr. Goodyear and Ms. Jarrett.

A listing of the principal occupation, other major affiliations and age of the nominees for director and the other directors are set forth below:

Nominees for election at this meeting to a term expiring at the annual meeting of shareholders in 2011:

William M. Goodyear, 59, has served as a director since December 1999. The board of directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. Mr. Goodyear relinquished the title of President with the election of Julie Howard as President by the Board of Directors in February 2006. He is past Chairman and Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America’s Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago’s Commercial Club and the Finance Council of the Archdiocese of Chicago. He is the Chairman of the Board of Trustees for the Museum of Science and Industry, a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he chairs the Finance Committee. Mr. Goodyear was a Trustee of Equity Office Properties Trust, where he also chaired the Audit Committee, prior to the sale of the company on February 9, 2007.

Valerie B. Jarrett, 51, has served as a director since April 2002. Ms. Jarrett is President and Chief Executive Officer of The Habitat Company, a premier developer and manager of residential apartments. Before joining The Habitat Company, Ms. Jarrett served eight years in the City of Chicago government, first as Deputy Corporation Counsel for Finance and Development, then as Deputy Chief of Staff for Mayor Richard Daley and finally, as Commissioner of the Department of Planning and Development. Prior to joining the City of Chicago government, Ms. Jarrett practiced law with two private law firms specializing in the area of commercial real estate. Ms. Jarrett is Chairman of the University of Chicago Medical Center Board of Trustees. She also serves as a director of USG Corporation, RREEF America, II and The Joyce Foundation. Ms. Jarrett is Vice Chairman of the Board of Trustees of the University of Chicago, and is a Trustee of the Museum of Science and Industry, and Window To The World Communications, Inc.

Directors whose terms continue until the annual meeting of shareholders in 2009:

Thomas A. Gildehaus, 67, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and

President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc., and Mercator Partners, LLC. He is also president of the board of trustees of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration degree, with Distinction, from Harvard University.

Peter B. Pond, 63, has served as a director since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is Chairman of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Directors whose terms continue until the annual meeting of shareholders in 2010:

James R. Thompson, 71, has served as a director since August 1998. Governor Thompson served as Chairman of the Chicago law firm of Winston & Strawn from January 1993 to September 2006. He now serves as Senior Chairman. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board. Governor Thompson is currently a member of the boards of directors of FMC Technologies, Inc. and Maximus, Inc. He was also a member of the National Commission on Terrorist Attacks upon the United States.

Samuel K. Skinner, 69, has served as a director since December 1999. Mr. Skinner is the retired Chairman and Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of Northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the boards of directors of Express Scripts and Diamond Management & Technology Consultants, Inc.

Board and Committee Meetings

The board of directors has an audit committee which monitors the integrity of our financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; provides an avenue of communication among the independent accountants, management, including internal audit, and our board of directors; and monitors significant litigation and financial risk exposure. The members of the audit committee are Messrs. Gildehaus (chairman), Pond and Skinner and Ms. Jarrett, each of whom is independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable SEC rules. The board of directors has determined that Mr. Gildehaus meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee met 10 times during 2007. A copy of the audit committee’s charter is available on our website at http://www.navigantconsulting.com/auditcmtecharter.

The board of directors has a compensation committee which reviews and monitors matters related to management development and succession; oversees executive compensation policies and pay for performance criteria; reviews and recommends to the board of directors approval of base salary, annual incentive bonus and all long-term incentive awards of our chairman of the board of directors and chief executive officer; reviews and approves such compensation arrangements for all corporate officers and certain other key employees; approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the board of directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out the responsibilities as have been delegated to the compensation committee under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to the compensation committee by our board of directors or management. The members of the compensation committee are Messrs. Skinner (chairman), Gildehaus and Pond and Ms. Jarrett, each of whom is independent as defined by the listing standards of the NYSE. The compensation committee met 4 times during 2007. A copy of the compensation committee’s charter is available on our website at http://www.navigantconsulting.com/compensationcmtecharter.

The board of directors has a nominating and governance committee which identifies individuals qualified to become members of our board of directors and recommends to the board of directors nominees for election as directors at the next annual meeting of shareholders. The nominating and governance committee has approved guidelines and charters for the board of directors and its committees, as well as a code of business standards and ethics, all of which are posted on our website (www.navigantconsulting.com). Copies of those documents are available upon request as described under “Other Information.” The members of the nominating and governance committee are Ms. Jarrett (chairman), Mr. Skinner and Mr. Gildehaus, each of whom is independent as defined by the listing standards of the NYSE. The nominating and governance committee met 2 times during 2007. A copy of the nominating and governance committee’s charter is available on our website at http://www.navigantconsulting.com/nominatingcmtecharter.

The board of directors has an executive committee, which can act in lieu of the board of directors as necessary. The members of the executive committee are Messrs. Goodyear (chairman) and Skinner and Governor Thompson. The executive committee did not meet in 2007.

The board of directors met 20 times during 2007 with each director in attendance at each meeting, except that one director missed one meeting and another director missed three meetings. Each director also attended all of the meetings of the committees on which he or she served, other than one director missed one Compensation Committee meeting and one director missed one Audit Committee meeting. The non-management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as presiding director. While we have no formal policy regarding attendance by directors at the annual meeting of shareholders, we encourage our directors to attend. All of the directors attended the 2007 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Governor Thompson, one of our directors, is Senior Chairman of the law firm of Winston & Strawn LLP. Our utilization of Winston & Strawn in 2007 was minimal, with the costs for such services totaling less than fifteen thousand dollars. Although Winston & Strawn has provided legal representation to us in the past, and we may utilize Winston & Strawn for legal representation in the future, it is our policy to limit utilization of the law firms with which our independent directors are associated.

We monitor our utilization of Winston & Strawn to ensure that we do not spend in excess of the related party transaction requirements, if necessary, however, we may utilize Winston & Strawn in excess of such amount after seeking approval from the audit committee.

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified, in accordance with our written related person transaction policy, by the audit committee of the board of directors or, if the audit committee of the board of directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the board of directors, by the vote of a majority of the disinterested members.

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the company as of and for the year ended December 31, 2007 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the company, the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also has received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the company. The audit committee also has discussed with the management of the company, including internal audit, and KPMG LLP such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the company’s board of directors the inclusion of the audited financial statements of the company as and for the year ended December 31, 2007 in the company’s annual report on Form 10-K for the year ended December 31, 2007. The audit committee appointed KPMG LLP to act as the Company’s independent registered public accounting firm for 2008.

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman
Valerie B. Jarrett
Peter B. Pond
Samuel K. Skinner

CORPORATE GOVERNANCE

The nominating and governance committee of our board of directors monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, revised and adopted. The nominating and governance committee approved corporate guidelines and committee charters that are intended to ensure compliance with the SEC rules and NYSE listing standards. Copies of these guidelines and charters are posted on our website, www.navigantconsulting.com under “About Us” and then “Corporate Governance”. In addition, the nominating and governance committee approved a code of business standards and ethics, which is also posted on our website.

The nominating and governance committee reviews and makes recommendations to the board of directors as to whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as applicable criteria set forth in applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee has developed certain “categorical standards” describing certain relationships that are considered immaterial and do not preclude a finding of “independence.”

The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where payments are made by us “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the board of directors will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee.

A copy of these categorical standards is posted on our website. During the course of our review, the nominating and governance committee and the board of directors assessed the relationship Mr. Skinner has with Sidley Austin LLP through his spouse, where she disclaims all payments by the company. Based on this review, the nominating and governance committee has found and the board of directors has affirmed that all of our current directors except for Mr. Goodyear are “independent” within the meaning of the NYSE listing standards, and that all of the members of the audit committee meet the SEC’s more stringent standards for audit committee independence.

In February 2008, the nominating and governance committee recommended to the board of directors that Mr. Goodyear and Ms. Jarrett be reelected to the board of directors to serve a term of three years. In considering the qualifications of future candidates for election to the board of directors, the nominating and governance committee will consider all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and in relation to the particular needs of the board of directors, its committees and us as they exist at the time such candidates are considered. The nominating and governance committee values diversity, including gender and race. The nominating and governance committee will also consider each candidate’s relationships, if any, with us, our directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards, and Delaware law. The nominating and governance committee has not paid a fee to any third party to identify or evaluate potential nominees. The nominating and governance committee will consider nominees for director recommended by shareholders on the same basis as candidates identified by the nominating and governance committee, if the nominations are received by the nominating and governance committee within the time frame established by our by-laws for nominations by shareholders of director candidates described under “Shareholder Proposals for the 2007 Proxy Statement.”

Recommendations should be sent to Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information for 2007 regarding the compensation program in place for our principal executive officer, principal financial officer and the two other most highly-compensated executive officers as well as compensation information for a former executive officer. Throughout this proxy statement, these individuals are referred to as the “named executive officers” or “NEOs”.

Executive Summary

•	To enable us to both attract and retain top caliber executive talent in our competitive industry, we targeted the 2007 total compensation opportunity for our NEOs to be aligned with the 75th percentile of our peer group of companies, as per benchmarks and guidance provided by our outside compensation consultant.

•	For 2007, our overall target mix of compensation components was 50% total annual cash (base + annual incentive bonus) and 50% long term incentive.

•	Further, we targeted a mix of fixed and variable incentive compensation which was designed to incent our NEOs to deliver both short and long term value and financial goals; specifically revenue growth and improved profit margin.

•	We believed the degree of difficulty in achieving these goals was not insignificant; nonetheless, we believed the goals to be achievable and the target awards to be commensurate with those achievements.

•	The guiding principle we applied when awarding compensation was to “pay for performance.”

•	Both individual and overall company performance were reviewed; more specifically the individual reviews considered the degree to which each NEO was accountable for the overall company results.

•	Given that in 2007, the company did not achieve its financial performance goals in terms of revenue growth and profit margin both the annual and long term incentive awards for the NEOs were significantly below target or, in most cases, zero.

•	Going forward, we believe that the compensation opportunity we have targeted for our NEOs remains aligned with the competitive market opportunity, as well as retains design features which will both retain our NEOs and continue to incent and reward them for delivery of our financial performance goals.

Compensation Philosophy and Objectives

The compensation committee of our board of directors has responsibility for approving the compensation program for our NEOs, except that, with respect to our chief executive officer, the compensation committee recommends that compensation program to the board of directors for its approval. The compensation committee acts pursuant to a charter that has been approved by our board of directors.

The compensation committee believes that our compensation strategy plays a key role in attracting and retaining highly qualified individuals by aligning their cash and equity compensation with the competitive market. It also motivates them to create short-term and long-term value for the company, with the ultimate objective of improving shareholder value. The compensation committee evaluates both performance and compensation to ensure that compensation earned by key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. The compensation committee believes its executive compensation packages should include both cash and stock-based compensation that reward performance as measured against established goals.

Setting Executive Compensation

Based on the foregoing objectives, the compensation committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving or exceeding such goals. To assist with this, the compensation committee has engaged the compensation consulting firm of Watson Wyatt Worldwide to conduct an annual review of our total compensation program for the NEOs. Watson Wyatt Worldwide provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by our management for executives other than the chief executive officer.

In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of strategic analysis and consulting companies against which the compensation committee believes we compete for talent and for shareholder investment (collectively, our “peer group”). In 2007, our peer group consisted of the following companies:

     The Advisory Board Company
     ChoicePoint, Inc.
     CRA International Inc. (formerly known as Charles River Associates, Inc.)
     Corporate Executive Board
     Diamond Management & Technology Consultants, Inc.
     Gartner Group, Inc.
     FTI Consulting, Inc.
     Huron Consulting Group Inc.
     LECG Corporation
     MAXIMUS, INC.
     Resources Connection, Inc.
     Tetra Tech, Inc.
     Watson Wyatt Worldwide, Inc.

We compete with members of our peer group, the major public accounting firms and other companies for top executive-level talent. As such, the compensation committee generally seeks to deliver compensation for NEOs at the 75th percentile of total compensation paid to similarly situated executives of the companies comprising our peer group. However, actual compensation may deviate from the desired target after we consider factors like the experience level of the individual, the individual’s performance, our overall performance and market factors. This compensation strategy recognizes the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in excess of the average of our peer group.

A significant percentage of total compensation is targeted to be allocated to incentives as a result of the performance-based philosophy mentioned above, which the compensation committee believes is critical to our long-term success. While allocation between cash and non-cash compensation is governed, in part, by the employment agreements with the NEOs, there is no pre-established policy or target for the allocation between short-term and long-term incentive compensation. The compensation committee believes that its current compensation programs for NEOs, pursuant to which base and annual performance incentive compensation targets approximate 50% of the total value of all compensation, strikes the correct balance and is consistent with the practice of our peer group. This mix of equity and cash compensation aligns our NEOs’ goals with those of our shareholders, while also permitting the compensation committee to incent the NEOs to pursue specific short and long-term performance goals.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based annual incentive compensation; and

•	long-term equity incentive compensation.

Cash Compensation

Our compensation program for NEOs for 2007 was designed so that a target of approximately 50% of total compensation would be delivered in the form of cash or incentive compensation opportunities. Cash compensation is paid in the form of salary and incentive compensation under our incentive compensation plan. Salary is included in our NEO compensation package because the compensation committee believes it is appropriate that some portion of the total compensation that is provided to NEOs be provided in a form that is fixed and predictable. Performance-based incentive compensation is included in the package because it permits the compensation committee to incent our NEOs, in any particular year, to pursue particular objectives that the compensation committee believes are consistent with the overall goals and strategic direction that our management has set and our board of directors has approved.

Salary.  Base salary for NEOs for any given year is generally fixed by the compensation committee at its meeting in the first quarter of each fiscal year. Increases or decreases in base salary on a year-over-year basis depend on the compensation committee’s assessment of company, business unit and individual performance, within the terms of each NEOs’ employment agreement. Certain of the NEOs’ employment agreements set a minimum level of salary. Otherwise, the compensation committee is free to set NEO salary at any level it deems appropriate. In determining salaries, the compensation committee is generally mindful of its overall goal to remain competitive and keep base compensation for our executive officers in the 50th to 75th percentile of cash compensation paid by companies in our peer group. In consideration of these peer company benchmarks, as well as 2007 individual performance and overall company performance, the compensation committee approved a salary increase for one of the four current NEOs in the amount of 4.3%, effective in the first quarter of 2008, consistent with our annual salary adjustment calendar. The remaining three NEOs did not receive any salary increase or decrease in the first quarter of 2008.

Bonus.  We have an annual incentive compensation program which the board of directors reviews each year. The program is based on certain financial performance criteria, including revenue growth and profit margin. After a review of our performance and the individual’s performance, incentive compensation, if any, is paid to officers and employees in cash or restricted stock for the calendar year in which it was earned on or before March 15th of the following year. The incentive compensation is forfeited if an individual is not an active employee on the date incentive compensation is paid. In both targeting and awarding incentive compensation, the compensation committee is generally mindful of its overall goal to keep total cash compensation for our executive officers in the 75th percentile of cash compensation paid by companies in our peer group. Incentive compensation is generally awarded in conformity with the contractual amounts set forth in the NEO’s employment agreement. In consideration of these peer company benchmarks, as well as individual performance and overall company performance, wherein the specific 2007 financial performance goals in terms of revenue growth and profit margin were not met, the compensation committee approved a 2007 annual incentive bonus for one of the four current NEOs in an amount equal to 17.1% of that NEO’s 2007 annual base salary. This annual incentive bonus also reflects that this particular NEO commenced employment with the company effective in the third quarter of 2007 and therefore reflects the partial year. The remaining three current NEOs did not receive any 2007 annual incentive bonuses.

In 2004 we instituted a stock incentive program pursuant to which officers and senior employees receive a specified portion of their annual incentive compensation in restricted stock in lieu of cash. The restricted stock has been granted pursuant to the long-term incentive plan described below. Corporate officers, including the chief executive officer, receive 25% of their annual incentive compensation in the form of restricted stock with the option to take an additional 5% to 20% of their annual incentive compensation in restricted stock. Since 2004, this program has, in part, enabled these officers and employees to meet their respective targeted stock ownership requirements. In relation to the 2007 annual incentive compensation, we have suspended this program. We have also suspended the option to allow employees take an additional specified portion in restricted stock. For 2007, annual incentive compensation will be paid in 100% cash. This decision was due to the implementation in early 2007 of a new long term incentive program for a select group of senior employees and the corporate officers. We believe adoption of the 2007 special stock incentive program, in comparison to the suspended, broader-based equity distribution linked to the annual incentive program, enabled a more appropriate use of the restricted shares available for distribution at the time, by further reinforcing retention and performance motivation of key executives. We may in the future return to the former program wherein officers and senior employees receive a specified portion of their annual incentive compensation in restricted stock.

Long-Term Incentive Plan

The compensation committee believes that equity compensation is an important component of our compensation structure and promotes long-term retention of our key employees, motivates high levels of performance and recognizes a key employee’s contributions to our success. In addition, equity compensation aligns management’s interests with those of our shareholders on a long-term basis. The compensation committee recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented key employees who possess demonstrated skills and experience. The compensation committee believes that equity compensation may give us an advantage in attracting and retaining key employees. The compensation committee also believes that our 2005 long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and restricted stock may be granted to the chief executive officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of such equity grants, the compensation committee focuses on our performance, the perceived role of each person in accomplishing our performance objectives, and the satisfaction of individual performance objectives.

The amount of equity compensation provided to each NEO in a given year is impacted both by performance and in reference to the NEOs’ total compensation package compared to total compensation packages for our peer group for that year. The percentage that the compensation committee selects for these purposes in a given year depends on the compensation committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the compensation committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices, as reported to the compensation committee by Watson Wyatt Worldwide, of other companies in our peer group.

The 2007 special stock incentive program was initiated in early 2007 to substantially enhance both the long term retention and performance of key senior executives. In order to meet these objectives, the individual awards were designed to be larger than historically has been granted for a single performance year. Consequently, the 2007 special stock incentive program was a multi-year award. In consideration of this, as well as the fact that the company did not meet its 2007 financial performance goals, in terms of revenue growth and profit margin we will not be providing additional long term incentive compensation specifically for the 2007 performance year to the NEOs.

The mix between options and restricted stock may change from year to year. The 2007 special stock incentive program for NEO’s was comprised of 75% in restricted shares and 25% in options, based on the overall value of each grant. In this program, the restricted stock vests in seven years unless two annual company financial performance goals are met, in which case the restricted stock vests on an accelerated basis of 20% per year. The two annual performance goals are based on achieving annual minimum revenue growth and annual minimum operating margin. The committee believes the degree of difficulty in achieving these goals to be significant, but nonetheless achievable. These performance goals were not met for 2007 and consequently the performance accelerated vesting did not occur for the 2007 performance year. The options vest ratably over a 4 year period.

In 2007, the compensation committee provided 2007 special stock incentive program equity awards to certain corporate officers with an average value equal to approximately 50% of their targeted cash compensation (including salary and bonus opportunities, assuming performance at “target” levels). This value assumes that the 2007 special stock incentive program is viewed as a two-year award.

A description of the form of equity awards that may be made under the 2005 long-term incentive plan follows:

Stock Options.  Stock options granted under the 2005 long-term incentive plan may vest over time and continued employment. Options that vest over time and continued employment vest over a four-year period, with 25% becoming exercisable on each anniversary of the grant date, and currently have a six-year term (prior to 2005, stock options were awarded with ten-year terms). All options are granted with an exercise price equal to the fair market value of our common stock on the grant date, and option repricing is not permitted.

Restricted Stock.  Restricted stock awards under the 2005 long-term incentive plan may vest on an accelerated basis as a result of the satisfaction of performance conditions established by the compensation committee or over time and continued employment. Restricted stock awards that vest over time and continued employment typically vest over a four-year period, with restrictions lapsing on 25% of the shares on each of the first four anniversaries of the grant date. Restricted stock awards that are performance-based typically vest 100% in six or seven years, or, if certain minimum revenue growth and margin performance targets are met, vest on an accelerated basis over a four- or five-year period, with restrictions lapsing on 20% to 25% of the shares on each of the four or five, as applicable, anniversaries of the grant date. Recipients of restricted stock may receive dividends on and may vote the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

Practices Regarding the Grant of Options

The compensation committee has generally followed a practice of making all option grants to our executive officers on a single date each year. This year, the compensation committee did not authorize any annual awards at its meeting scheduled in February, 2008, concurrent with the incentive compensation payment date. The compensation committee believes that it is appropriate that annual award decisions be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to issue annual option grants to our executives in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the compensation committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, promotions, for retention purposes or otherwise.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 long-term incentive plan. As noted above, all options under the 2005 long-term incentive plan are granted with an exercise price equal to the fair market value of our common stock on the grant date. Fair market value is defined under the plan to be fair market value of our common stock on the date the determination of value is being made. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the compensation committee permits delegation of its authority to grant options in certain circumstances, all grants to NEOs are made by the compensation committee itself and not pursuant to delegated authority.

Perquisites

We typically pay modest perquisites to our NEOs. Parking and group term life insurance are the main perquisites our executive officers receive.

Post-Termination Compensation

We have entered into employment agreements with certain members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” upon a “Change of Control” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The employment agreements are described in the section below entitled “Employment Agreements.”

The compensation committee believes that the severance arrangements contained in the employment agreements are an important part of overall compensation for our NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The compensation committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Savings Plan

Under the Navigant Consulting, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 50% of regular earnings on a before-tax basis, up to the limit of $15,500, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings up to a maximum of $5,100. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Of those annual additions, the current maximum before-tax contribution is $15,500 per year. For purposes of voluntary contributions, no more than $220,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan. For purposes of employer match contributions, no more than $170,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants ages 50 and over may also contribute, on a before-tax basis, and without regard to the $44,000 limitation on annual additions or the $15,500 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year.

We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Stock Ownership Guidelines

The compensation committee has established stock ownership guidelines for our executive officers. These guidelines are designed to encourage our executive officers to increase their equity stake in us and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that within five years of becoming an executive officer, each officer must own (not including unvested, unexercised stock options) shares of our common stock or vested stock units with a value of three times annual base salary. Mr. Goodyear, as chief executive officer, is required to own four times his annual base salary. As of the end of 2007, each of the current NEOs was in compliance with our stock ownership guidelines.

Our insider trading policy prohibits our executive officers from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 per year to our chief executive officer or any of our four most highly paid executive officers, except that compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. The compensation committee believes that our current compensation arrangements, which are primarily based on performance but which might make some portion of the executive compensation non-deductible for federal tax purposes, are appropriate and in our and our shareholders’ best interests, without regard to tax considerations. The compensation committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program with respect to any executive compensation that is non-deductible for federal tax purposes, if any.

Chief Executive Officer’s Compensation

The total compensation of Mr. Goodyear, under his employment agreement and as a result of his annual compensation review by the compensation committee for 2007, is consistent with the compensation objectives described above. In particular, Mr. Goodyear’s base salary, annual target incentive compensation, and long term incentive compensation opportunity for 2007 was based on certain benchmarking information and recommendations provided by our compensation consultant. Based on the compensation committee’s consideration of the aforementioned information, as well as their review of our company performance and Mr. Goodyear’s individual performance for 2007, there will be no annual incentive bonus paid for 2007. Further, there will be no additional long term incentive grant specifically for the performance year 2007 to Mr. Goodyear, in addition to the special stock incentive grant awarded in the first quarter of 2007. Mr. Goodyear’s salary will remain unchanged for the 2008 performance year. For 2008, we believe that Mr. Goodyear’s total compensation opportunity, remains within competitive range relative to our peer group as well as maintains the performance-based incentives to motivate retention and the achievement of our financial performance goals. Mr. Goodyear’s employment agreement is described in the section below entitled “Employment Agreements.”

Other Corporate Officer’s Compensation

The total compensation of the other three, current NEOs under their respective employment agreements and their recommended compensation approved by the compensation committee for 2007 are consistent with the compensation objectives described above. Their target base salaries, annual incentive compensation for 2007, and any long term incentive compensation for 2007 were determined based on certain benchmarking information and recommendations provided by our compensation consultant. The approved salary increase, annual incentive compensation, and long term incentive decisions were based on the compensation committee’s consideration of the aforementioned information, as well as a review of our company performance and individual performance, specifically the degree to which the individual was accountable for the overall 2007 company results. Overall, the approved 2007 annual incentive bonus amounts were either significantly less than target or equal to zero due to 2007 performance. And as noted above, one salary increase was approved and no additional long term incentive was granted to these three NEOs, due to the multi-year perspective on the grant made in early 2007, as well as the overall company performance for the 2007 year. For 2008, we believe that the total compensation opportunity for these three current NEOs remains within competitive range relative to our peer group as well as maintains the performance-based incentives to motivate retention of the NEO and achievement of our financial performance goals.

Mix of Pay Components

Assumptions

(1)	Includes four current NEOs

(2)	Assumes two year perspective relative to 2007 special stock incentive grant

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2008 annual meeting.

COMPENSATION COMMITTEE

Samuel K. Skinner, Chairman
Thomas A. Gildehaus
Valerie B. Jarrett
Peter B. Pond

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007. We also have employment agreements with each of the named executive officers, the terms of which are described below in “Employment Agreements.” Salary and bonus amounts are set in accordance with such agreements.

Based on the fair value of equity awards granted to named executive officers in 2007 and the base salary and bonus of the named executive officers, “Salary” accounted for approximately 30% of total compensation and “Bonus” accounted for approximately 1% of total compensation, for a combined percentage of 31% of total compensation. Because the table below reflects less than the full fiscal year salary for individuals who were not employed by us for the full fiscal year, and because the value of certain equity awards included below is based on the FAS 123(R) expense rather than the fair value, these percentages cannot be derived using the amounts reflected in the table below.

					Stock	Option	All Other
		Salary		Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

William M. Goodyear,	2007	833,462		0	768,489	232,705	16,704	1,851,359
Chairman and Chief	2006	741,923		800,000	611,242	238,850	9,455	2,401,470
Executive Officer
Scott J. Krenz	2007	145,385	(5)	60,000	20,834	5,625	4,759	236,603
Executive Vice
President and Chief
Financial Officer
Julie M. Howard	2007	591,731		0	429,075	145,186	10,101	1,176,093
President and	2006	533,846		597,000	283,591	117,050	6,357	1,537,844
Chief Operating Officer
Richard X. Fischer	2007	300,000		0	93,656	10,667	6,622	410,945
Vice President,	2006	132,692	(6)	225,000	26,044	—	4,290	388,026
General Counsel and Secretary
Ben W. Perks(7)	2007	250,769		0	167,572	33,158	1,121,685 (8)	1,573,184
Former Executive Vice	2006	397,981		225,000	209,209	99,626	20,647	952,463
President and Chief
Financial Officer

(1)	Mr. Goodyear’s 2006 bonus of $800,000 consisted of $440,000 in cash plus 26,186 shares of restricted stock (6,789 shares of the restricted shares were company-match shares). Ms. Howard’s 2006 bonus of $597,000 consisted of $447,750 in cash plus 10,856 shares of restricted stock (2,815 shares of the restricted shares were company-match shares). Mr. Fischer’s 2006 bonus consisted of $150,000 in cash as a sign-on bonus and $75,000 as a regular bonus, which consisted of $41,250 in cash plus 2,454 shares of restricted stock (636 shares of the restricted shares were company-match shares).

(2)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal years ended December 31st in accordance with FAS 123(R) of awards pursuant to the 2005 long-term incentive plan and the incentive compensation program and thus may include amounts from awards granted in and prior to the particular year. Assumptions used in calculating these amounts are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2008.

(3)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal years ended December 31st in accordance with FAS 123(R) of stock-option awards pursuant to the 2005 long-term incentive plan and thus may include amounts from awards granted in and prior to the particular year. Assumptions used in calculating these amounts are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2008.

(4)	The amount shown in this column reflects, for each named executive officer:

•	matching contributions allocated by us to the named executive officer pursuant to the 401(k) Plan;

•	the value attributable to life insurance benefits provided to the named executive officers; and

•	the aggregate incremental cost to us for parking at our headquarters for the named executive officer.

Mr. Goodyear’s perquisites consisted of the following: value attributable to life insurance benefits — $10,151; matching contributions for 401(k) Plan — $5,100; and parking costs — $1,453. Ms. Howard’s perquisites consisted of the following: value attributable to life insurance benefits — $3,547; matching contributions for 401(k) Plan — $5,100; and parking costs — $1,453.

(5)	Mr. Krenz’s salary is based on a partial year. Mr. Krenz joined us in August 2007 and his annualized salary in 2007 was $350,000.

(6)	Mr. Fischer’s salary in 2006 was based on a partial year. Mr. Fischer joined us in July 2006 and his annualized salary in 2006 was $300,000.

(7)	Mr. Perks retired as of August 31, 2007. If Mr. Perks had remained employed by us as of December 31, 2007, he would have been considered a named executive officer. Except for (i) 2,887 shares vesting on March 1, 2008 (granted on March 1, 2005); (ii) 608 shares vesting on September 15, 2007 (granted on March 15, 2006); and (iii) 2,892 shares vesting on March 15, 2008 (granted on March 15, 2006), all other unvested awards of restricted stock were cancelled upon Mr. Perks’ resignation and any other vested option awards expired three months after his resignation date.

(8)	In addition to the items noted in footnote (4) above, the amount in this column reflects a payment of $1,099,199 to Mr. Perks, under the “Termination by the Company Other Than for Cause” provision of his Employment Agreement (described below under Potential Payments Upon Termination Or Change of Control).

GRANTS OF PLAN BASED AWARDS

			All Other Stock
			Awards: Number		All Other Option
			of Shares of		Awards: Number	Exercise or		Grant Date Fair
		Grant	Stock		of Securities	Base Price of		Value of Stock
		Approval	or Units		Underlying Options	Option Awards		and Option
Name	Grant Date	Date	(#)		(#)	($/sh)		Awards ($)

William M. Goodyear	3/13/2007	3/9/2007	19,397	(1)				360,008
	3/13/2007	3/9/2007	6,789	(1)				126,004
	4/30/2007	4/30/2007	60,614	(3)				1,162,577
	4/30/2007	4/30/2007			37,766 (2)	19.18	(4)	381,733
Scott J. Krenz	8/1/2007	7/25/2007	12,707	(2)				200,008
	8/1/2007	7/25/2007			6,354 (2)	15.74	(4)	53,171
Julie M. Howard	3/13/2007	3/9/2007	8,041	(1)				149,241
	3/13/2007	3/9/2007	2,815	(1)				52,246
	4/30/2007	4/30/2007	60,614	(3)				1,162,577
	4/30/2007	4/30/2007			37,766 (2)	19.18	(4)	381,733
Richard X. Fischer	3/13/2007	3/9/2007	1,818	(1)				33,742
	3/13/2007	3/9/2007	636	(1)				11,804
	4/30/2007	4/30/2007	10,102	(3)				193,756
	4/30/2007	4/30/2007			6,294 (2)	19.18	(4)	63,619
Ben W. Perks	—	—	—		—	—		—

(1)	Restricted stock portion of the named executive officer’s bonus, along with the company-match for such shares of 35% of the value of such shares. The restrictions on restricted stock issued in lieu of a cash bonus lapse six months after the grant date, the restrictions on company-match restricted stock lapse in three equal installments every six months after the grant date. Mr. Goodyear received 19,397 shares of restricted stock, and the company-match restricted stock equaled 6,789 shares. Ms. Howard received 8,041 shares of restricted stock, and the company-match restricted stock equaled 2,815 shares. Mr. Fischer received 1,818 shares of restricted stock, and the company-match restricted stock equaled 636 shares.

(2)	Restricted stock or option award under our 2005 long-term incentive plan. Restricted stock and option grants vest 25% on each of the first four anniversaries of the grant date.

(3)	Restricted stock award under our 2005 long-term incentive plan. The restricted stock vests seven years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 20% of the award may be accelerated.

(4)	The exercise price was determined by using the closing price on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of Shares		Market Value of
	Underlying	Underlying		Option		or Units of Stock		Shares or Units
	Unexercised	Unexercised		Exercise	Option	That Have Not		of Stock That Have
	Options (#)	Options (#)		Price	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

William M. Goodyear	9,000	—		10.1875	12/15/2009	17,325	(3)	236,833
	178,750	—		3.9375	9/1/2010	21,685	(3)	296,433
	60,000	—		3.73	11/19/2011	4,526	(4)	61,870
	90,000	—		6.05	12/20/2012	21,685	(2)	296,434
	10,937	10,937	(1)	25.975	3/1/2011	60,614	(5)	828,593
	8,965	26,895	(1)	19.455	3/15/2012
	—	37,766	(1)	19.18	4/30/2013
Scott J. Krenz	—	6,354	(1)	15.74	8/1/2013	12,707	(3)	173,705
Julie M. Howard	45,000	—		6.05	12/20/2012	8,662	(3)	118,410
	5,468	5,469	(1)	25.975	3/1/2011	10,120	(3)	138,340
	4,183	12,552	(1)	19.455	3/15/2012	10,119	(2)	138,327
	1,226	—		3.9375	9/1/2010	1,877	(4)	25,659
	—	37,766	(1)	19.18	4/30/2013	60,614	(5)	828,593
Richard X. Fischer	—	6,294	(1)	19.18	4/30/2013	9,147	(3)	125,039
						424	(4)	5,796
						10,102	(5)	138,094
Ben W. Perks(6)	—	—		—	—	2,887	(3)	39,465
						2,892	(3)	39,534

(1)	Options vest at a rate of 25% per year over the first four years of the six-year option term.

(2)	The restricted stock vests six years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 25% of the award may be accelerated.

(3)	Restricted stock grants vest 25% on each of the first four anniversaries of the grant date.

(4)	This grant represents the company-match portion of the restricted stock award in lieu of cash with respect to the named executive officer’s bonus, the restrictions on which lapse in three equal installments every six months from the grant date.

(5)	The restricted stock vests seven years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 20% of the award may be accelerated.

(6)	Mr. Perks retired as of August 31, 2007. Except for (i) 2,887 shares vesting on March 1, 2008 (granted on March 1, 2005); (ii) 608 shares vesting on September 15, 2007 (granted on March 15, 2006); and (iii) 2,892 shares vesting on March 15, 2008 (granted on March 15, 2006), all other unvested awards of restricted stock were cancelled upon Mr. Perks’ resignation and any other vested option awards expired three months after his resignation date.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William M. Goodyear	—	—	70,516	1,273,983
Scott J. Krenz	—	—	—	—
Julie M. Howard	—	—	32,656	592,446
Richard X. Fischer	—	—	5,079	91,923
Ben W. Perks	48,586	665,658	21,135	393,376

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation that would be payable to each of our named executive officers in the event of termination of such officer’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, death or disability, involuntary not-for-cause termination or termination for good reason and termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s termination.

		Continuation of
		Medical/Welfare	Acceleration and
	Cash Payment	Benefits (present	Continuation of	Excise Tax	Total Termination
	($)	value) ($)	Equity Awards ($)(1)	Gross-up ($)	Benefits ($)

William M. Goodyear
• Voluntary	0	0	0	0	0
• Death/Disability	3,500,000	0	0	0	3,500,000
• Involuntary or Good Reason	3,500,000	0	0	0	3,500,000
• Termination After a Change of Control	5,250,000	0	1,720,164	0	6,970,164
Scott J. Krenz
• Voluntary	0	0	0	0	0
• Death/Disability	350,000	0	0	0	350,000
• Involuntary or Good Reason	350,000	0	0	0	350,000
• Termination After a Change of Control	350,000	0	173,705	0	523,705
Julie M. Howard
• Voluntary	0	0	0	0	0
• Death/Disability	1,115,667	0	0	0	1,115,667
• Involuntary or Good Reason	1,115,667	0	0	0	1,115,667
• Termination After a Change of Control	2,231,333	0	1,249,329	0	3,480,662
Richard X. Fischer
• Voluntary	0	0	0	0	0
• Death/Disability	375,000	0	0	0	350,000
• Involuntary or Good Reason	375,000	0	0	0	350,000
• Termination After a Change of Control	750,000	0	268,930	0	1,018,930
Ben W. Perks
• Actual	1,099,199	0	0	0	0

(1)	The compensation committee has the discretion to vest any equity awards upon the occurrence of any of the events listed.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	Accrued salary and vacation pay;

•	Distributions of plan balances under the 401(k) Plan; and

•	Payments of amounts under disability insurance policies.

Cash Payments made for Termination with no Change of Control, other than for Cause or Voluntary

We have entered into employment agreements with each named executive officer. Pursuant to these agreements, if the NEO’s employment is terminated involuntarily or following death, disability, or if the executive terminates employment for good reason, the cash payments referenced above are calculated as follows:

•	Mr. Goodyear receives a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses;

•	Mr. Krenz receives a lump sum severance payment of one times the sum of his base salary and the average of the three most recent annual bonuses.

•	Ms. Howard receives a lump sum severance payment of one times the sum of her base salary and the average of the three most recent annual bonuses;

•	Mr. Fischer receives a lump sum severance payment of one times the sum of his base salary and the average of the three most recent annual bonuses.

These employment agreements have been filed as exhibits to our periodic or current filings with the SEC and are described below under “Employment Agreements”.

Payments Made Upon a Change of Control

Pursuant to employment agreements with our NEOs, if our NEO’s employment is terminated following a change of control the cash payments referenced above are calculated as follows:

•	Mr. Goodyear receives a lump sum severance payment of three times the sum of his base salary and the average of the three most recent annual bonuses;

•	Mr. Krenz receives (i) on or after the second anniversary of the effective date of his employment agreement a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses; or (ii) prior to the second anniversary of the effective date of his employment agreement a lump sum severance payment of the sum of his base salary and the average of the two most recent annual bonuses.

•	Ms. Howard receives a lump sum severance payment of two times the sum of her base salary and the average of the three most recent annual bonuses;

•	Mr. Fischer receives a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i) upon the sale of us or disposition of our assets having a fair market value of at least 60% of our assets;

(ii) if any person acquires more than 50% of our common stock outstanding or the combined voting power of our voting securities entitled to vote generally in the election of directors outstanding immediately after the acquisition;

(iii) upon the consummation of a reorganization, merger or consolidation of us or the sale or other disposition of all or substantially all of our assets unless (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of our common stock or voting securities outstanding immediately prior to such business combination beneficially owned, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination (b) no person beneficially owns 50% or more of the resulting shares of common stock from such business combination except to the extent that such ownership existed prior to the business combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such business combination were members of the existing board of directors at the time of the execution of the initial agreement or action of such original board.

Actual Payments Made

Mr. Perks retired from the company on August 31, 2007. His departure from the company was deemed to be a termination by the company other than for cause. Accordingly, upon his retirement, Mr. Perks was paid $1,099,199, which represented one and one-half times his base salary plus a pro-rata portion of his target bonus for 2007.

Employment Agreements

Effective January 1, 2003, we entered into an amended and restated employment agreement with our chairman and chief executive officer, Mr. Goodyear. The term of the employment agreement is indefinite. The employment agreement provides for an annual base salary, which is subject to adjustment from time to time, and does not limit Mr. Goodyear’s bonus. The employment agreement provides, among other things, that if we terminate Mr. Goodyear for other than good cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), then we will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times his average annual bonus for the immediately preceding three years. However, if Mr. Goodyear terminates his own employment other than for good reason, we would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear’s termination of employment within the twelve months prior to or following a change in control (as defined in the agreement) for any reason, we shall pay to Mr. Goodyear an amount equal to three times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years.

The employment agreement with Mr. Krenz, our executive vice president and chief financial officer, is for a rolling one-year period, such that the remainder of the term shall always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Mr. Krenz for other than cause (as defined in the agreement) or Mr. Krenz terminates his employment for good reason (as defined in the agreement), then we will pay to Mr. Krenz an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Krenz terminates his own employment other than for good reason, we would have no further obligation to Mr. Krenz other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Krenz’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Mr. Krenz for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then we shall pay to Mr. Krenz (i) an amount equal to two times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years, if such event occurs on or after the second anniversary of the effective date of his employment agreement or (ii) an amount equal to one times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding two years, if such event occurs prior to the second anniversary of the effective date of his employment agreement.

The employment agreement with Ms. Howard, our president and chief operating officer, is for a rolling one-year period, such that the remainder of the term shall always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Ms. Howard for other than cause (as defined in the agreement) or Ms. Howard terminates her employment for good reason (as defined in the agreement), then we will pay to Ms. Howard an amount equal to the sum of her base salary and the average of her annual bonus for the immediately preceding three years. However, if Ms. Howard terminates her own employment other than for good reason, we would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Howard’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Ms. Howard for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then we shall pay to Ms. Howard an amount equal to two times the sum of (a) her base salary and (b) her average annual bonus for the immediately preceding three years.

The employment agreement with Mr. Fischer, our vice president, general counsel and secretary, is for a rolling one-year period, such that the remainder of the term shall always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Mr. Fischer for other than cause (as defined in the agreement) or Mr. Fischer terminates his employment for good reason (as defined in the agreement), then we will pay to Mr. Fischer an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Fischer terminates his own employment other than for good reason, we would have no further obligation to Mr. Fischer other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Fischer’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Mr. Fischer for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then we shall pay to Mr. Fischer an amount equal to two times the sum of (a) his base salary and (b) his average annual bonus for the immediately preceding three years.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or		Stock	Option	Deferred	All Other
	Paid in		Awards	Awards	Compensation	Compensation
Name	Cash ($)		($)(1)	($)(2)	Earnings($)	($)	Total ($)

Thomas A. Gildehaus	106,000	(3)	52,703	9,484	—	—	168,187
Valerie B. Jarrett	99,000	(4)	52,703	9,484	4,044(5)	—	165,231
Peter B. Pond	89,000	(6)	52,703	9,484	—	—	151,187
Samuel K. Skinner	97,000	(7)	52,703	9,484	—	—	159,187
James R. Thompson	69,000	(8)	52,703	9,484	—	—	131,187

(1)	The fair value of restricted stock granted in 2007 was $62,621 for each director. The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the 2005 long-term incentive plan and the incentive compensation program and thus may include amounts from awards granted in and prior to 2007. Assumptions used in calculating these amounts are included in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2008. Each director had 3,374 shares of restricted stock outstanding as of December 31, 2007.

(2)	The fair value of option awards in 2007 was $11,181 for each director. The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock-option awards pursuant to the 2005 long-term incentive plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in calculating these amounts are included in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2008. The aggregate number of stock options outstanding for each director as of December 31, 2007 as follows: Mr. Gildehaus — 39,125; Ms. Jarrett — 36,811; Mr. Pond — 113,549; Mr. Skinner — 9,125; and Mr. Thompson — 146,330.

(3)	Mr. Gildehaus’ fees include the $40,000 annual retainer fee, $20,000 audit committee chairman fee and $46,000 in meeting fees.

(4)	Ms. Jarrett’s fees include the $40,000 annual retainer fee, the $10,000 nominating and governance committee chairperson fee, both of which Ms. Jarrett elected to defer, and $49,000 in meeting fees.

(5)	Amount attributable to interest earned in 2007 on deferred fees.

(6)	Mr. Pond’s fees include the $40,000 annual retainer fee, which Mr. Pond elected to receive in the form of stock options. The FAS 123(R) expense for such options in 2007 was $16,956, with a fair value of $40,000. The fees also include $49,000 in meeting fees.

(7)	Mr. Skinner’s fees include the $40,000 annual retainer fee, $10,000 compensation committee fee and $47,000 in meeting fees.

(8)	Mr. Thompson’s fees include the $40,000 annual retainer fee and $29,000 in meeting fees.

Each non-employee director is paid an annual retainer of $40,000 and a fee of $1,500 for each board of directors meeting or committee meeting attended, except that members of the audit committee are paid $2,000 per committee meeting attended. Each committee chairman is paid an additional annual retainer of $10,000, except that the additional annual retainer for the chairman of the audit committee is $20,000. All directors are reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Each non-employee director makes an election to receive his or her annual retainer in the form of either cash or stock options to purchase our shares. The number of stock options received is determined by dividing the annual retainer by the market price on the grant date each year. Such stock options become fully exercisable on the first anniversary of the grant date. In addition, non-employee directors may elect to defer the retainer in accordance with our deferred fees plan for directors, which provides that non-employee directors may defer their retainer or fees to an account which will earn interest monthly. Payment is made to the directors under the plan upon such director’s resignation from the board of directors or his or her death. The director can elect to receive the payments in a lump-sum or in installments over ten years.

Under our 2005 long-term incentive plan, the compensation committee has the flexibility each year to establish the equity component of non-employee directors’ fees. In 2007, non-employee directors received an annual grant of 1,125 stock options and 3,374 shares of restricted stock. The stock options become fully exercisable and the restricted stock vests one year after the grant date. A non-employee director elected for the first time will receive a one-time grant of an option to purchase 3,750 shares and 6,750 shares of restricted stock, in each case vesting pro rata over a three year period. In addition, the compensation committee also established equity ownership guidelines for non-employee directors and associated time periods for compliance.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the year 2008.

The board of directors and the audit committee recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 3, 2008 by: (i) each of our directors and nominees; (ii) each of our executive officers; (iii) all of our directors and executive officers as a group and (iv) each person who beneficially owns more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except as noted below, the address of each person named below is in care of our principal executive offices.

	Shares Beneficially
	Owned(1)
Officers, Directors and 5% Shareholders	Number	Percent

FMR LLC(2) 82 Devonshire Street Boston, MA 02109	4,767,738	9.90%
Tontine Overseas Associates, L.L.C./Tontine Capital Partners, L.P./Tontine Capital Management, L.L.C./Jeffrey L. Gendell,(3) 55 Railroad Avenue, Greenwich, CT 06830	3,825,487	7.94%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	3,808,400	7.91%
Columbia Wanger Asset Management, L.P.(5) 227 West Monroe St., Suite 3000 Chicago, IL 60606	3,071,000	6.38%
William M. Goodyear(6)	1,005,402	2.09%
Scott J. Krenz	12,707	*
Julie M. Howard(7)	232,496	*
Richard X. Fischer(8)	26,325	*
Thomas A. Gildehaus(9)	62,221	*
Valerie B. Jarrett(10)	51,945	*
Peter B. Pond(11)	131,323	*
Samuel K. Skinner(12)	29,499	*
James R. Thompson(13)	157,204	*
All directors and executive officers as a group (9 persons)(14)	1,709,122	3.55%

*	Less than 1%

(1)	Applicable percentage of ownership as of March 3, 2008 is based upon 48,168,108 shares of common stock outstanding. Beneficial ownership is determined in accordance with SEC rules. Beneficial ownership generally means that a shareholder has sole or shared power to vote or dispose of the stock either directly or indirectly or the right to acquire the shares within 60 days.

(2)	Based on the information provided in the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 4,006,738 shares. Edward C. Johnson 3d. and FMR LLC, through its control of Fidelity, each has sole dispositive power with respect to all 4,006,738 shares. However, neither has sole or shared voting power with respect to Fidelity’s beneficially owned shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 756,600 shares. Edward C. Johnson 3d. and FMR, LLC, through its control of PGATC, each has sole dispositive power with respect to all 756,600 shares and sole power to vote or direct the vote with respect to 720,700 of such shares. Fidelity International Limited (“FIL”) is the beneficial owner of 4,400 shares. Members of the family of Edward C. Johnson 3d., Chairman of FMR LLC (the “Johnson Family”), through a shareholders’ voting agreement with other FMR LLC shareholders, may be deemed to form a controlling group with respect to FMR LLC. Partnerships controlled predominately by the Johnson Family or trusts for their benefit, own voting stock representing 47% of the total voting stock of FIL. While FMR LLC and FIL do not believe they are a “group” for purposes of Section 13(d) of the Exchange Act, FMR LLC is including shares beneficially owned by FIL in this filing on a voluntary basis.

(3)	Based on the information provided in the Schedule 13G/A filed jointly with the SEC on February 14, 2008 by Jeffrey L. Gendell, individually, and as managing member of Tontine Capital Management, L.L.C. (“TCM”) , general partner of Tontine Capital Partners, L.P. (“TCP”), and as managing member of Tontine Overseas Associates, L.L.C. (“TOA”). The filing group reported that (a) Mr. Gendell has shared voting power and shared dispositive power with respect to 3,825,487 beneficially owned shares, and sole voting and sole dispositive power over none of such shares; (b) Tontine Capital Partners, L.P. and Tontine Management, L.L.C. each have shared voting power and shared dispositive power with respect to 2,978,809 beneficially owned shares, and sole voting and sole dispositive power over none of such shares; and (c) Tontine Overseas Associates, L.L.C. has shared voting power and shared dispositive power with respect to 846,678 beneficially owned shares, and sole voting and sole dispositive power over none of such shares. TCM, the general partner of TCP, has the power to direct the affairs of TCP. Mr. Gendell is the managing member of TCM and TOA, and in that capacity directs their operations.

(4)	Based on information provided in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2008. Of the 3,808,400 shares reported on the Schedule 13G, T. Rowe Price Associates, Inc. reported sole voting power with respect to 1,381,500 shares and sole dispositive power with respect to all 3,808,400 shares.

(5)	Based on the information provided in the Schedule 13G filed jointly by Columbia Wanger Asset Management, L.P. with the SEC on January 23, 2008. Of the 3,071,000 shares reported on the Schedule 13G, Columbia Wanger Asset Management, L.P. reported sole voting power and sole dispositive power with respect to all 3,071,000 shares.

(6)	Includes 381,527 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(7)	Includes 72,236 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(8)	Includes 1,573 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(9)	Includes 39,125 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(10)	Includes 36,811 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(11)	Includes 113,549 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(12)	Includes 9,125 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(13)	Includes 146,330 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

(14)	Includes 800,276 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. To our knowledge based solely on a review of the copies of such reports sent to us and representations received by our directors and officers, we believe that during the year ended December 31, 2007, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We had no compensation committee interlocks.

SHAREHOLDER PROPOSALS FOR THE 2007 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our annual meeting of shareholders in 2009, you must submit the proposal in writing to the secretary, Navigant Consulting, Inc., at 30 S. Wacker, Suite 3550, Chicago, Illinois 60606. We must receive a proposal by November 22, 2008 in order to consider it for inclusion in the proxy statement for the 2009 annual meeting of shareholders.

In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by our secretary at our principal executive offices, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by us within ten days after we have publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by our secretary at the principal executive offices not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if we have not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by our secretary not later than the close of business on the tenth day following the day on which we publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2007.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	the First Column)

Equity compensation plans approved by shareholders	1,543,592	9.95	3,389,480
Equity compensation plans not approved by shareholders	135,030	$11.84	213,635
Total	1,678,622	$10.10	3,603,115

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, audited our financial statements as of and for the year ended December 31, 2007. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2006 and 2007 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed the provision of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee has authorized management to use, when appropriate, our independent registered public accounting firm for non-audit, tax-related services, provided the cost of such services does not exceed $25,000 per quarter.

	2006	2007

Audit fees	$1,025,138	$1,002,400
Audit-related fees(1)	102,750	160,000

Audit and audit-related fees	1,127,888	1,162,400
Tax fees(2)	18,000	—
All other fees	—	—

Total fees	$1,145,888	$1,162,400

(1)	Audit-related fees consist principally of fees for a report on our controls as a service organization under Statement on Auditing Standards No. 70, performed at the request of certain clients.

(2)	Tax fees consist of fees for tax consultation and tax compliance services.

OTHER INFORMATION

If you would like to contact our presiding director or the non-management directors as a group, please write to:

Governor James R. Thompson
Winston & Strawn
35 W. Wacker Drive
Chicago, IL 60601

All communications will be reviewed by the presiding director, who will determine whether each communication will be distributed to all non-management directors.

If you would like a copy of our Annual Report on Form 10-K that we filed with the SEC for the year ended December 31, 2007 (excluding exhibits), our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:

Ms. Jennifer Moreno
Director of Investor Relations
Navigant Consulting, Inc.
30 S. Wacker, Suite 3550
Chicago, Illinois 60606

APPENDIX A — DIRECTOR INDEPENDENCE STANDARDS

STANDARDS FOR DIRECTOR INDEPENDENCE

The board of directors makes determinations whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards based on all relevant facts and circumstances. In addition, the board of directors applies the applicable “bright line” criteria set forth in NYSE listing standards, Section 303A.02(b).

In addition, the board of directors has adopted the following categorical standards to assist it in making determinations of independence and to permit it to make a general statement in our annual proxy statement that independent directors meet such standards in lieu of disclosing particular aspects of immaterial relationships between individual directors and us. The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments by us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two (2) percent of such other company’s consolidated gross revenues; provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director’s and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where we make payments “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of such payments, the board of directors will not consider that such payments preclude such director from being considered “independent” for all purposes, including service on our audit committee.

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you ATTN: INVESTOR RELATIONS access the web site and follow the instructions to obtain your records and 30 S. WACKER to create an electronic voting instruction form. SUITE 3550 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER CHICAGO, IL 60606 COMMUNICATIONS If you would like to reduce the costs incurred by Navigant Consulting in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navigant Consulting, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NAVGN1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NAVIGANT CONSULTING, INC. THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1. Vote On Directors For Withhold For All To withhold authority to vote for any individual 1. Proposal to elect (01) William M. Goodyear and All All Except nominee(s), mark “For All Except” and write the (02) Valerie B. Jarrett to the Board of Directors number(s) of the nominee(s) on the line below. for a term of three years. 0 0 0 THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 2 For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company in 2008. 0 0 0 Yes N o Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

NAVIGANT CONSULTING, INC. Annual Meeting of Shareholders — April 29, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 21, 2008, and hereby appoint(s) Scott J. Krenz and Richard X. Fischer, and each of them, proxies and attorneys- in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Tuesday, April 29, 2008 at 9:00 a.m., Central Time, at The Chicago Club, 81 E. Van Buren, Chicago, Illinois 60605, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued, and to be signed and dated, on the reverse side.)